Exhibit 99.1

Ocean Power Technologies Receives $1.1 Million Through

New Jersey’s Technology Business Tax Certificate Transfer Program

Pennington, NJ – December 18, 2014 -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”), a leading wave energy technology company, announced today that it has received approximately $1.1 million through the State of New Jersey’s Business Tax Certificate Transfer Program (the Program).

The Program enables companies to raise cash to finance their growth and operations and is administered by the New Jersey Economic Development Authority (NJEDA) and the New Jersey Department of the Treasury’s Division of Taxation. Under the Program, New Jersey-based technology or biotechnology companies with fewer than 225 US employees may be eligible to sell net operating losses (NOLs) and research and development tax credits to unaffiliated corporations, for at least 80 percent of their value, up to a maximum lifetime benefit of $15 million per business.

Mark A. Featherstone, Chief Financial Officer of OPT commented, "We are pleased by NJEDA’s decision to approve our application to this year’s program. As in prior years, we were fortunate to work with Public Service Enterprise Group (PSEG) on the sale of our NOLs and research and development tax credits. We appreciate the continued support of technology companies like OPT by both the State of New Jersey and PSEG. This program makes an important contribution to our technology development efforts.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ:OPTT) is a pioneer in renewable wave-energy technology development that converts ocean wave energy into electricity.  OPT’s proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997.

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Forward-Looking Statements

 This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Ocean Power Technologies, Inc. Mark A. Featherstone, Chief Financial Officer	Telephone: +1 609 730 0400